Exhibit 99.1

ANCHOR CAPITAL ADVISORS ANNOUNCES ITS AGREEMENT TO ACQUIRE ASSETS UNDER MANAGEMENT, APPOINTMENT OF PORTFOLIO MANAGER

Boston, MA - August 16, 2012 - Anchor Capital Advisors LLC (“Anchor”) today announced the signing of a definitive agreement to hire Michael C. Pierre as Senior Vice President and Portfolio Manager and to acquire the client accounts that he manages from Moody Aldrich Partners LLC (“Moody Aldrich”), representing an expected $505 million in assets under management. Mr. Pierre will manage Anchor’s Focused Value Strategy and will be a member of the firm’s Investment Committee.

Mr. Pierre will bring to Anchor almost 20 years of experience in the investment management industry. Mr. Pierre is currently the Portfolio Manager for Moody Aldrich’s Focused Value product, which he founded over 13 years ago. He will continue to use the same investment philosophy and process in managing client accounts in Anchor’s Focused Value product.

“This is a terrific acquisition for Anchor,” says William P. Rice, President and Founder of Anchor Capital. “Not only will it enhance our product offering, but Mike’s appointment represents an excellent addition to the next generation of leadership at the firm. We look forward to partnering with him and continuing Anchor Capital’s growth.”

Mr. Pierre commented, “I am excited and privileged to be joining Anchor Capital. I look forward to being part of its team and culture and benefiting from the firm’s depth of research and organizational support.”

Focused Value is a long-only domestic all-cap equity strategy that aligns with Anchor’s overall approach. The strategy will be available to all Anchor clients following the transaction close.

Clayton G. Deutsch, CEO and President of Boston Private Financial Holdings, Inc., the majority owner of Anchor said, “This is a very attractive opportunity for both BPFH and Anchor. In the past year, we have worked together to strengthen Anchor’s marketing, sales and distribution efforts, and this transaction fits within our broader strategy of enhancing Anchor.”

Anchor expects the transaction to close in the fourth quarter of 2012 following the receipt of client consents and the satisfaction of other conditions to closing.

Anchor Capital Advisors LLC

Anchor Capital Advisors LLC provides professional fundamentally driven discretionary investment advisory services to high-net-worth individuals and families, charitable organizations, endowments and foundations, and corporate and union pension and profit-sharing plans. Anchor also provides subadvisory account management for registered investment advisors, banks and brokerage firms. Anchor had $6.3 billion in assets under management as of June 30, 2012. Anchor is a majority owned subsidiary of Boston Private Financial Holdings, Inc.

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Statements in this press release contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements, estimates, projections, expectations or predictions about future events and often include words such as “estimate,” “projects,” “will,” “targets,” “expects,” and other words or expressions indicating statements about the future. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of Anchor and Boston Private Financial Holdings, Inc., and which may cause the actual results, performance or achievements of Boston Private Financial Holdings, Inc. to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Boston Private Financial Holdings, Inc. disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.